EXHIBIT 99.13B

                     FREEDOM CAPITAL MANAGEMENT CORPORATION
                               One Beacon Street
                                Boston, Ma 02108

                               December 16, 1991


Freedom Investment Trust III
One Beacon Street
Boston, Massachusetts  02108

Gentlemen:

         In connection with your sale to us today of five (5) Class A shares of beneficial interest in the Freedom Discovery Fund series of Freedom Investment Trust III (the "Shares") at a purchase price of $10.00 per share and five (5) Class B shares of beneficial interest in the Freedom Environmental Fund series of Freedom Investment Trust III at a purchase price of $10.00 per share (collectively, the "Shares"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on each such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and
(iii) in part, your reliance on each such exemption is predicated on our representation, which we hereby confirm, that we are securing the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by Freedom Investment Trust III or as contemplated by the immediately preceding sentence, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                               FREEDOM CAPITAL MANAGEMENT
                                               CORPORATION

                                               By: /s/ Hugh A. Dunlap, Jr.
                                                   --------------------------
                                                   Hugh A. Dunlap, Jr.
                                                   President

corsec/edgar/fit3/exhit13b